Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We hereby consent to the inclusion in this Amendment No. 2 to Registration Statement on Form S-4 and the related prospectus of our report dated June 9, 2017, of our audits of the consolidated financial statements of KeyStone Solutions, Inc. and Subsidiaries and Firestorm Solutions, LLC and Affiliate as of and for the years ended December 31, 2016 and 2015. We also consent to the reference to our firm under the captions “Experts” in such Registration Statement.

/s/ BD & Company

BD & Company, Inc.

Owings Mills, MD

July 12, 2017